Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the September 30, 2016 Quarter

Company Release – 10/20/2016

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income attributable to common shareholders for the three months ended September 30, 2016 of $1.8 million, or $.19 per share, compared to $86,000 for the three months ended September 30, 2015. Net income attributable to common shareholders for the nine months ended September 30, 2016 was $4.6 million, or $.50 per share, compared to $2.2 million for the nine months ended September 30, 2015. Provident Bancorp, Inc. started publicly trading on July 15, 2015 and, as a result, earnings per share are not applicable for the 2015 periods presented.

David P. Mansfield, Chief Executive Officer, said, “This earnings report reflects our continued focus on being an innovative commercial bank leader.  We are committed to strengthening the economic development of the regions we serve, by working closely with our small-to medium sized business customers and delivering superior customized solutions, products and services to meet their banking needs; and by establishing and supporting valuable partnerships with economic drivers in our markets.”

Net interest income before provision for loan losses increased by $832,000, or 14.1%, compared to the third quarter of 2015 and increased by $2.2 million, or 13.0%, compared to the nine months ending September 30, 2015. The growth in net interest income this quarter over the prior year’s third quarter is primarily the result of an increase in our average interest earning assets of $54.8 million or 8.2% and an increase in net interest margin of 19 basis points to 3.72% for the three months ended September 30, 2016. The growth in net interest income for the nine months ended September 30, 2016 compared to the nine months ended in the same period 2015 is primarily the result of an increase in average interest earning assets of $65.4 million or 10.2% and an increase of the net interest margin of 9 basis points to 3.64% for the nine months ended September 30, 2016.

Provision for loan losses of $163,000 were booked for the third quarter of 2016 compared to $174,000 for the same period 2015. For the nine months ended September 30, 2016 $484,000 of provisions were recognized compared to $645,000 for the nine months ended September 30, 2015. The provisions were primarily due to an increase in our loan portfolio as we apply historical loss ratios to newly originated loans, which, absent other factors, results in an increase in the allowance for loan losses as the loan portfolio increases. The allowance for loan losses as a percentage of total loans was 1.40% as of September 30, 2016 compared to 1.46% as of September 30, 2015. The allowance for loan losses as a percent of non-performing loans was 590.56% as of September 30, 2016 compared to 249.97% as of September 30, 2015. Non-performing assets were $1.4 million or 0.18% to total assets as of September 30, 2016 compared to $3.1 million or 0.44% to total asset for the same period 2015.

Non-interest income increased $203,000, or 17.5% to $1.4 million for the three months ended September 30, 2016. For the nine months ended September 30, 2016, non-interest income increased $422,000, or 14.8%, to $3.3 million. The primary reasons for the increases in both periods presented are due to the increased gains on sales of securities and income from our bank owned life insurance policies (BOLI). Additional purchases of BOLI were made during the second half of 2015.

Non-interest expense decreased $1.7 million, or 24.1% to $5.2 million for the three months ended September 30, 2016. For the nine months ended September 30, 2016, non-interest expense decreased $1.0 million or 6.2% to $15.2 million. The primary reason for the decrease is the $2.2 million funding of the Bank’s charitable foundation in the third quarter of 2015. The decrease was partially offset by increases in salary expense and professional fees. Increases in salary and employee benefits were $203,000 or 6.7% for the three months ended September 30, 2016 and $819,000 or 9.4% for the nine months ended September 30, 2016. Increases in professional fees were $81,000 or 37.3% for the three months ended September 30, 2016 and $214,000 or 32.3% for the nine months ended September 30, 2016.

As of September 30, 2016 total assets have increased $24.8 million, or 3.34% to $768.2 million compared to $743.4 million at December 31, 2015. The primary reason for the increase is due to net loans with an increase of $34.4 million or 6.2%. The increase in loans is offset by a net decrease in investments of $10.1 million or 8.1%. On May 31, 2016 the Company transferred all of its held-to-maturity securities to available-for-sale. The cost basis transferred was $44.2 million with an unrealized net gain of $2.2 million. The reason for the transfer was for liquidity management. Deposits were $610.3 million as of September 30, 2016 representing an increase of $33.1 million or 5.7% compared to December 31, 2015. Borrowings decreased $16.0 million or 27.8% to $41.5 million as of September 30, 2016.

As of September 30, 2016, shareholders’ equity was $108.3 million compared to $101.4 million at December 31, 2015 representing an increase of $6.9 million, or 6.8%. The increases are primarily due to year-to-date net income of $4.6 million and an increase in other comprehensive income of $2.1 million, which includes the $1.3 million net unrealized gain from transferring the securities.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 53.0% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. Established in 1828, The Provident Bank, the 10th oldest bank in the country, is a full-service community bank with a focus in commercial lending and business services with offices in Amesbury and Newburyport, Massachusetts and Bedford, Exeter, Hampton, Portsmouth and Seabrook New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
(In thousands)	2016	2015
	(unaudited)
Assets
Cash and due from banks	$9,528	$7,302
Interest-bearing demand deposits with other banks	12,581	12,865
Money market mutual funds	681	297
Cash and cash equivalents	22,790	20,464
Investments in available-for-sale securities (at fair value)	115,462	80,984
Investments in held-to-maturity securities (fair value of $46,474 as of December 31, 2015)	-	44,623
Federal Home Loan Bank stock, at cost	2,467	3,310
Loans, net	589,364	554,929
Bank owned life insurance	19,252	18,793
Premises and equipment, net	11,682	11,606
Accrued interest receivable	2,018	2,251
Deferred tax asset, net	3,786	5,056
Other assets	1,381	1,381
Total assets	$768,202	$743,397

Liabilities and Equity
Deposits:
Noninterest-bearing	$160,851	$153,093
Interest-bearing	449,480	424,142
Total deposits	610,331	577,235
Federal Home Loan Bank advances	41,458	57,423
Other liabilities	8,070	7,333
Total liabilities	659,859	641,991
Shareholders' equity:
Preferred stock; authorized 50,000 shares: senior non-cumulative perpetual, Series A, no par, 0 shares issued and outstanding; liquidation value $1,000 per share	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,498,722 shares issued and outstanding	-	-
Additional paid-in capital	43,237	43,159
Retained earnings	64,501	59,890
Accumulated other comprehensive income	3,759	1,690
Unearned compensation - ESOP	(3,154)	(3,333)
Total shareholders' equity	108,343	101,406
Total liabilities and shareholders' equity	$768,202	$743,397

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2016	2015	2016	2015
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$6,611	$5,634	$18,861	$16,294
Interest and dividends on securities	807	798	2,549	2,453
Interest on interest-bearing deposits	8	16	22	27
Total interest and dividend income	7,426	6,448	21,432	18,774
Interest expense:
Interest on deposits	539	410	1,623	1,227
Interest on Federal Home Loan Bank advances	174	157	468	437
Total interest expense	713	567	2,091	1,664
Net interest and dividend income	6,713	5,881	19,341	17,110
Provision for loan losses	163	174	484	645
Net interest and dividend income after provision for loan losses	6,550	5,707	18,857	16,465
Noninterest income:
Customer service fees on deposit accounts	339	343	936	876
Service charges and fees - other	427	468	1,293	1,289
Gain on sales, calls and donated securities, net	438	215	475	317
Other income	159	134	561	361
Total noninterest income	1,363	1,160	3,265	2,843
Noninterest expense:
Salaries and employee benefits	3,219	3,016	9,500	8,681
Occupancy expense	412	383	1,194	1,170
Equipment expense	162	132	471	400
FDIC assessment	103	93	293	283
Data processing	163	142	491	415
Marketing expense	70	18	178	144
Professional fees	298	217	876	662
Charitable Foundation expense	-	2,150	-	2,150
Other	785	720	2,213	2,314
Total noninterest expense	5,212	6,871	15,216	16,219
Income before income tax expense (benefit)	2,701	(4)	6,906	3,089
Income tax expense (benefit)	940	(134)	2,295	717
Net income	$1,761	$130	$4,611	$2,372
Net Income attributable to common shareholders	$1,761	$86	$4,611	$2,243

Income (loss) per share:
Basic	$0.19	N/A	$0.50	N/A
Diluted	$0.19	N/A	$0.50	N/A

Weighted Average Shares:
Basic	9,179,269	N/A	9,173,331	N/A
Diluted	9,179,269	N/A	9,173,331	N/A

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three		At or for the nine
	months ended		months ended
	September 30,		September 30,
	2016	2015	2016	2015
(unaudited)
Performance Ratios:
Return on average assets (1)	0.93%	0.07%	0.82%	0.47%
Return on average equity (1)	6.52%	0.50%	5.85%	3.66%
Interest rate spread (1) (3)	3.53%	3.34%	3.46%	3.39%
Net interest margin (1) (4)	3.72%	3.53%	3.64%	3.55%
Non-interest expense to average assets (1)	2.74%	3.91%	2.72%	3.20%
Efficiency ratio (5)	64.54%	97.59%	67.31%	81.29%
Average interest-earning assets to average interest-bearing liabilities	148.84%	155.45%	147.28%	146.33%
Average equity to average assets	14.21%	14.94%	14.07%	12.80%

	At	At	At
	September 30,	December 31,	September 30,
(unaudited)	2016	2015	2015
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.40%	1.40%	1.46%
Allowance for loan losses as a percent of non-performing loans	590.56%	346.10%	249.97%
Non-performing loans as a percent of total loans (2)	0.24%	0.41%	0.59%
Non-performing loans as a percent of total assets	0.18%	0.31%	0.44%
Non-performing assets as a percent of total assets (6)	0.18%	0.31%	0.44%

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO